SOLIS TEK®
DIGITAL LIGHTING

Solis Tek Announces Closing of $2.5 Million Financing

Carson, CA – November 9, 2017 – Solis Tek (OTCQB: SLTK) ("Solis Tek" or "Company"), a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in legal markets across the U.S., announced today the Company has closed on its recent round of financing by securing $2.5 million of which $1.75 million came through a secured convertible debenture with a single institutional investor.

Solis Tek's Chief Executive Officer Dennis G. Forchic, stated, "We are pleased to have secured funding that will enable Solis Tek to capitalize on the robust commercial opportunity that lies before us. The proceeds will enable the Company to assure our supply chain execution and maintain inventory levels that can meet customer demand for our industry-leading lighting products. In particular, we are excited to ramp commercial activities, fulfill initial orders, and build inventory for our recently-launched Controller, which enables growers to customize their growing experience by mimicking the conditions of natural sunlight, and to automate production for our Nutrient Line, from which we soon plan to launch our second commercial product."

For more information on the financing, please read the 8-K which was filed and posted at www.sec.gov.

About Solis Tek
Solis Tek is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and adult use space in legal markets across the U.S. For nearly a decade, growers have used Solis Tek's digital lighting solutions to increase yield, lower costs and grow better. The Company's customers include retail stores, distributors and commercial growers in the United States and abroad. For more information please visit our website www.solis-tek.com.

Investor Relations Contact:
Phil Carlson / Steve Silver
KCSA Strategic Communications
212-896-1233 / 212-896-1220
SLTK@kcsa.com

Media Contact:
Danielle DeVoren
KCSA Strategic Communications
212-896-1272
ddevoren@kcsa.com

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